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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Administrative Committee of the
    ATOFINA Capital Accumulation Plan:

We consent to the incorporation by reference in the Registration Statement (No. 2-89230) on Form S-8 of ATOFINA Petrochemicals, Inc. (formerly known as Fina, Inc.) of our report dated July 1, 2002, with respect to the statement of net assets available for plan benefits of ATOFINA Capital Accumulation Plan as of December 31, 2001 and the statement of changes in net assets available for plan benefits for the year ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 11-K of ATOFINA Capital Accumulation Plan.


/s/ KPMG LLP
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Houston, Texas
July 1, 2002